Exhibit 10.4

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”), dated as of December 31, 2025 (the “Effective Date”), is entered into by and between RANGE IMPACT, INC., a Nevada corporation (“Consultant”) and MRR CNG, LLC, a Connecticut limited liability company (“Client”). Consultant and Client may be referred to herein individually as a “Party” or collectively as the “Parties”.

WHEREAS, Consultant is in the business of acquiring, reclaiming and repurposing legacy coal mine sites in Appalachia and is supported by a team of professionals with substantial experience and expertise in land reclamation, water treatment, permit modification, reclamation bond release, and the development and management of post-mine land use redevelopment projects (the “Services”);

WHEREAS, Client is in the business of waste sorting and recycling for residential and commercial customers throughout the eastern United States, and is interested in developing, building and operating a new residential and commercial landfill operation on approximately 1,500 acres of a former coal mine in Eastern Kentucky owned by a subsidiary of Consultant that is currently subject to mining permits and reclamation obligations, and for which Client has a purchase option to acquire (the “Project”); and

WHEREAS, Client desires to engage Consultant, and Consultant desires to be engaged by Client to perform the Services in connection with the Project (the “Engagement”).

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Engagement Scope. Consultant will provide the Services to Client as set forth in this Agreement to advance Client’s objectives and goals related to the Project. Consultant will closely coordinate and frequently communicate with Client during the term of the Engagement.

2.	Engagement Services. Consultant will provide the Services to Client in connection with this Engagement as described in Exhibit A attached hereto. The Services may be modified, from time to time, upon the mutual agreement of the Parties.

3.	Engagement Fees. Consultant will charge Client, and Client agrees to timely pay Consultant, the following fees (“Engagement Fees”) for the Services provided in connection with the Engagement based on the following payment schedule for the applicable time periods:

a.	$500,000 paid on or before December 31, 2025 for Services provided during the six-month period ending December 31, 2025;

b.	$250,000 paid on or before March 31, 2026 for Services provided during the three-month period ending March 31, 2026;

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c.	$250,000 paid on or before June 30, 2026 for Services provided during the three-month period ending June 30, 2026;

d.	$250,000 paid on or before September 30, 2026 for Services provided during the three-month period ending September 30, 2026;

e.	$250,000 paid on or before December 31, 2026 for Services provided during the three-month period ending December 31, 2026;

f.	$250,000 paid on or before March 31, 2027 for Services provided during the three-month period ending March 31, 2027;

g.	$250,000 paid on or before June 30, 2027 for Services provided during the three-month period ending June 30, 2027;

h.	$250,000 paid on or before September 30, 2027 for Services provided during the three-month period ending September 30, 2027; and

i.	$250,000 paid on or before December 31, 2027 for Services provided during the three-month period ending December 31, 2027.

4.	Retainer. Consultant will not require a retainer from Client to begin providing the Services under the terms and conditions of this Engagement.

5.	Access to Records. Client will provide Consultant access to books, records and reports as may be reasonably necessary for Consultant to perform the Services. Client acknowledges that the Services to be provided under this Agreement are highly reliant on the accuracy of information received by Client. Therefore, Client agrees that Consultant may rely on the accuracy and validity of the data disclosed or supplied to Consultant in connection with the Engagement.

6.	Non-Reliance. Consultant is being retained to perform the Services described herein, and shall not constitute an audit, review or compilation of financial statements or any other consulting engagement that is subject to the rules of the AICPA. The Services are not intended as, nor should they be construed in any way as, accounting or legal advice, nor is Consultant acting in any capacity as an intermediary to offer, sell, purchase, or exchange securities to or with any person pursuant to any federal or state securities laws.

7.	Confidentiality. Consultant will keep confidential all non-public, confidential or proprietary information pertaining to Client and the Project (the “Confidential Information”) received during the performance of the Services. Consultant will not disclose any Confidential Information to any other person or entity or use any Confidential Information for any purpose other than as set forth in this Agreement. This provision shall not prohibit Consultant from disclosure pursuant to a valid subpoena or court order, or applicable law, including any disclosure obligation under federal or state securities laws, but such disclosure shall be to the minimum extent necessary to comply with said subpoena, court order, or applicable law. Consultant shall promptly notify Client of any such subpoena or court order it receives. All Confidential Information shall remain the sole property of Client and, upon written request, Consultant will promptly return or destroy all original writings, records or documents referencing any of the Confidential Information, except for one copy of all Confidential Information that Consultant may retain to ensure compliance with the confidentiality obligations of this Agreement.

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8.	Relationship of Parties. Consultant and Client hereby acknowledge and agree that an independent contractor relationship will be created by this Agreement. Consultant is only providing advisory and consulting services to Client and will not make management decisions for Client. As such, neither Consultant nor any of its employees, officers, contractors, partners, members, managers, agents, representatives, advisors or affiliates will have any fiduciary duties or obligations to Client by providing the Services. While Consultant may make recommendations and suggestions to Client related to the Project from time to time, all management decisions rest solely with Client.

9.	No Representations or Warranties. Consultant has not made any representations or warranties of any nature as to the results or outcomes of any of the Services provided under this Engagement, the success or satisfactory conclusion of this Engagement or as to the economic, operational, financial or other results or return objectives which may be obtained or experienced by Client. Client further acknowledges that recommendations, advice and decisions are subject to various market, economic, business, regulatory and outcome risks.

10.	Limitation of Liability. Client agrees that Consultant and any of its partners, officers, managers, members, agents, employees or controlling persons shall not be liable to Client for any loss except for direct damages found in a final non-appealable judgment to be the result of Consultant’s gross negligence or willful misconduct. Neither Party shall be liable for any special, incidental, consequential, punitive, or indirect loss, including, without limitation, damages for lost profits, diminution in value, lost data, reputational damages or other similar damages, whether any such loss is foreseeable. Further, the total liability of Consultant to Client, if any, in relation to this Agreement, shall be limited in amount to the Engagement Fees paid by Client to Consultant for the Services provided under this Agreement. Notwithstanding the foregoing, the Parties agree that each may be liable to the other for breach of contract damages.

11.	Termination. This Agreement will terminate on December 31, 2027, once the final Engagement Fee payment has been made; provided, however, that this Agreement may be terminated at an earlier time by either Party by providing the other Party with 30-day written notice of such intent to terminate. If this Agreement is terminated prior to December 31, 2027, then Client shall be responsible to pay Consultant only the pro rata amount of Engagement Fees earned during the applicable period referenced in Section 3 and all previously paid Engagement Fees would be deemed earned and paid. For example, if a quarterly period is 90 days and this Agreement is terminated on the 45th day of such 90-day period, then all previous payments would be deemed earned and paid, and 50% (45 days / 90 days) of the quarterly payment ($125,000) would be due and payable during the quarter in which this Agreement is terminated.

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12.	Invalidity. Each of the provisions contained in this Agreement is distinct and severable and a determination of illegality, invalidity or unenforceability of any such provision or part hereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof, unless this Agreement would fail in its essential purpose because of such judicial determination.

13.	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, beneficiaries, personal representatives, successors and permitted assigns.

14.	Assignment. This Agreement may not be assigned by operation of law or otherwise without the prior written consent of the Parties, provided, however, that Client may assign or transfer this Agreement to any of its affiliates, subsidiaries, or designees in Client’s sole discretion, by providing thirty (30) days’ advanced written notice to the Consultant.

15.	Entire Agreement. This Agreement sets forth the entire and exclusive understanding and agreement of the Parties concerning the subject matter of this Agreement and supersedes all prior oral or written negotiations, agreements or understandings of the Parties. The recitals constitute terms and conditions of this Agreement, and the Parties agree to be bound by them.

16.	Amendments. No amendment, modification or waiver of any of the terms or provisions of this Agreement shall be binding or effective unless in writing signed by the Parties hereto.

17.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio without regard to conflicts of law principles.

18.	Jurisdiction. Any controversy or claim arising out of or related to this Agreement that cannot be amicably resolved will be subject to the exclusive jurisdiction of the state or federal courts located in Cuyahoga County in the State of Ohio. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in sch courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

19.	Waiver of Jury Trial. The Parties hereby unconditionally waive their right to a jury trial in respect of any claim or cause of action based upon or arising out of, directly or indirectly, this Agreement.

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20.	Notices. Any notices or other communications required or permitted to be given pursuant to this Agreement shall be deemed to have been given if in writing and delivered personally, by electronic mail, by same day or overnight courier or sent by certified mail, postage prepaid, addressed as follows, or such other addresses as shall be furnished in writing by any Party to the other Party:

If to Consultant:

Range Impact, Inc.

200 Park Avenue, Suite 400

Orange Village, Ohio 44122

Attn: Michael Cavanaugh, CEO (mrc@rangeimpact.com)

If to Client:

MRR CNG, LLC

555 Taylor Road

Enfield, Connecticut 06082

Attn: Christopher Antonacci, General Counsel (cantonacci@usarecycle.com)

21.	Counterparts. This Agreement may be signed in one or more counterparts, all of which when taken together shall constitute one and the same document. This Agreement may be executed by electronic means such as a PDF file and sent by e-mail, and such transmission shall be valid and binding to the same extent as if it were an original.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Effective Date.

RANGE IMPACT, INC.

By:
Name:	Michael Cavanaugh
Title:	Chief Executive Officer

MRR CNG, LLC

By:
Name:	Frank Antonacci
Title:	Manager

EXHIBIT A

ENGAGEMENT SERVICES

1.	Review of permits, as-builts, inspection history, notice of violations, cessation orders, bond instruments, and bond release status.

2.	Site reconnaissance and mapping of disturbances, spoil, highwalls, drainage, sediment controls, and impoundments.

3.	Assessment of reclamation liabilities, including earthwork quantities, revegetation gaps, structures, operations and maintenance needs.

4.	Assessment of water liabilities, including discharges, seeps, acid mine drainage indicators, sampling history and outfalls.

5.	Data gap analysis, water sampling, and field investigation to develop the supporting documentation for a comprehensive reclamation plan.

6.	Cut and fill analysis and volumetric calculations in connection with material balance planning for high walls and other disturbed surface areas that need to be reclaimed.

7.	Create map exhibits for permit revisions, incremental bonding and bond release applications.

8.	Final reclamation plan development, including grading, drainage, stability and road access.

9.	Backfilling and benching reclamation plan development for existing high walls.

10.	Road and culvert reclamation plan design for existing coal haul roads.

11.	Sediment control design, including silt ponds, basis, channels, check dams and diversions.

12.	Construction phasing plans and sequencing to support partial and full bond releases.

13.	Soil reconstruction plan, including topsoil selection, material handling, soil testing, and soil amendments.

14.	Reforestation plan, including species selection, seasonal planting timing, density, and location.

15.	Vegetation monitoring, sampling plots, and performance documentation for bond release.

16.	Watershed and drainage evaluation and source identification for acidity, metals and sediment.

17.	NPDES discharge review and strategy, including limits, compliance approach, and monitoring.

18.	Passive treatment feasibility, including wetlands, limestone beds, and open limestone channels.

19.	Active treatment feasibility, including chemical treatment, metal removal processes, clarifiers, and sludge removal and disposal.

20.	Water treatment system design, development, and implementation.

21.	Water quality trend analysis, load calculations, and optimization recommendations.

22.	Preparation and coordination of permit revisions and amendments, including maps, narratives, calculations and exhibits.

23.	Reclamation plan modifications to align with revised post-mine land use.

24.	Support for revisions tied to updated bonding and reclamation sequences.

EXHIBIT A

ENGAGEMENT SERVICES

(CONTINUED)

25.	Environmental agency meeting support, including agenda, presentation materials, support documents, and participation in formal and informal meetings.

26.	Bonding instrument review and strategy, including phased release plan for each permit.

27.	Bond release application preparation for Phase I, Phase II and Phase III releases, as applicable.

28.	Documentation of revegetation success and liability reduction narratives.

29.	Internal compliance audits against permit conditions and reclamation requirements.

30.	Support responding to inspection findings and notices of violations, including root cause analysis, corrective action plans, and structuring fee payment plans.

31.	Post-mine land use planning and feasibility, including highest-and-best use screening for commercial, industrial, forestland, agricultural, recreation, residential, mixed-use, renewable energy, and other redevelopment non-coal uses.

32.	Constraints mapping for post-mine land use options, including slope, geotechnical analysis, access, utilities, zoning, and land control.

33.	Conceptual site plans for post-mine land use options, including grading, pads, roads, drainage, and phasing.

34.	Cost estimates of various post-mine land use options, including reclamation costs, the bond release process, and post-mine land use initial site preparation.

35.	Other services, as appropriate, to support the full release of bonds and redevelopment and repurposing of former mine land.

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